Exhibit 2.4

Execution Version

AMENDMENT NO. 3
TO
INVESTMENT AGREEMENT

This AMENDMENT NO. 3, dated as of December 21, 2010, to the Investment Agreement (this “Amendment”), dated as of November 9, 2010, as amended on December 6, 2010 and December 21, 2010 (the “Agreement”), by and among CD&R Allied Holdings, L.P. (“Investor”), Tyco International Ltd. (“Seller Parent”), Tyco International Holding S.a.r.l. (“Seller”), and Atkore International Group Inc. (the “Company”).

RECITALS

WHEREAS, Investor, Seller Parent, Seller and Company entered into the Agreement on November 9, 2010, as subsequently amended on December 6, 2010 and December 21, 2010;

WHEREAS, capitalized terms used and not otherwise defined in this Amendment shall have the meanings as set forth in the Agreement;

WHEREAS, Section 11.7 of the Agreement provides that the Agreement may be amended by an instrument in writing signed on behalf of Investor, Seller Parent, Seller and Company; and

WHEREAS, Investor, Seller Parent, Seller and Company desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Investor, Seller Parent, Seller and Company hereby agree as follows:

1.                                       Amendments.

1.1                                 The first sentence of Section 1.5(g) of the Agreement is hereby amended and restated in its entirety to read as follows: “Any payment to be made as a result of an adjustment to the Seller Purchase Price Adjustment pursuant to Sections 1.5(c) through 1.5(g) shall be paid by wire transfer of immediately available funds, together with interest on an amount equal to the amount of such adjustment minus the Transaction Expense Adjustment Amount for the period commencing on the Closing Date through the date on which such payment is made calculated at the Prime Rate.”

1.2                                 Section 4.18 of the Agreement is hereby amended and restated in its entirety to read as follows:

“At the Closing, the Company shall, without duplication, (a) pay the CD&R Deal Fee to Clayton, Dubilier & Rice, LLC, (b) pay the Tyco Deal Fee to Seller (or its designee) and (c) pay all fees and other amounts required to be paid to the Financing Sources pursuant to the Debt Financing Commitments or otherwise in connection with the Debt Financing (the “Debt

Financing Fees and Expenses”), in each case by wire transfer of immediately available funds in U.S. dollars to the account (or accounts) designated in writing by Seller, Investor or the Financing Sources, as the case may be, at least two Business Days prior to the Closing.  At or, with the consent of Investor, following the Closing but prior to December 31, 2010, the Company shall, without duplication in respect of amounts paid pursuant to the preceding sentence, pay or, as appropriate, reimburse Investor for the Transaction Expenses by wire transfer of immediately available funds in U.S. dollars to the account (or accounts) designated in writing by Investor.”

1.3                                 Section 12.1 of the Agreement is hereby amended by adding the following language to the end of the definition of “Closing Working Capital”:

“Notwithstanding the foregoing, provided that the aggregate amount of Transaction Expenses is greater than $50,000,000, Closing Working Capital shall be reduced by an amount equal to the excess of $53,000,000 over the aggregate amount of Transaction Expenses (such excess amount, the “Transaction Expense Adjustment Amount”).”

1.4                                 Section 12.1 of the Agreement is hereby amended by amending and restating the defined term “Reference Amount” in its entirety to read as follows:

“ “Reference Amount” means $369,279,000.”

1.5                                 Section 12.1 of the Agreement is hereby amended by amending and restating the defined term “Transaction Expenses” in its entirety to read as follows:

“ “Transaction Expenses” means the costs, fees and expenses incurred by Investor and its Affiliates (including fees and expenses of legal, accounting and financial advisors and including the Debt Financing Fees and Expenses) in connection with the transactions contemplated hereby; provided that the Transaction Expenses shall be subject to an overall cap of $53,000,000 less the amount of the CD&R Deal Fee and provided, further, that the amount of any deal fee payable to a financial advisor of Investor or its Affiliates shall be subject to the cap set forth in Schedule 12.1(C).”

2.                                       Acknowledgement Regarding Section 1.5(a) Notice.  The parties hereto agree that notwithstanding anything to the contrary set forth in that notice delivered by Seller to Investor as of December 15, 2010, in order to give effect to this Amendment, the amount payable by Seller pursuant to Section 1.3(d) shall be $8,054,000.

3.                                       Reference to and Effect upon the Agreement. Except as specifically set forth above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not constitute an amendment of any provision of the Agreement, except as specifically set forth herein. On and after the date hereof, each reference in the Agreement to “this Agreement” (including any reference therein to “hereunder,” “hereof,” “hereby,” “herein” or words of like import referring thereto) shall mean and be a reference to the Agreement as previously amended and as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances remain as November 9, 2010, and references to “the date hereof” and “the date of the Agreement” shall continue to refer to November 9, 2010.

4.                                       Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

5.                                       Headings. The section headings contained in this Amendment are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Amendment.

6.                                       Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

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IN WITNESS WHEREOF, Investor, Seller Parent, Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

TYCO INTERNATIONAL HOLDING S.A.R.L.

By:	/s/ Andrea Goodrich
Name:	Andrea Goodrich
Title:	General Manager

TYCO INTERNATIONAL LTD.

By:	/s/ John S. Jenkins, Jr.
Name:	John S. Jenkins, Jr.
Title:	Vice President

ATKORE INTERNATIONAL GROUP INC.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Title:	Vice President

CD&R ALLIED HOLDINGS, L.P.

By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant
Secretary